CODE OF ETHICS

FOR

PRINCIPAL EXECUTIVE

AND

SENIOR FINANCIAL OFFICERS

I.	Covered Officers/Purpose of the Code

This code of ethics (the “Code”) applies to the Trusts Chief Executive Officer and Chief Financial Officer (the “Covered Officers”) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with or submits to the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Fund;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and

•	accountability for adherence to this Code.

Each Covered Officer should adhere to a high standard of business ethics, comply with applicable law, cultivate a culture that emphasizes a commitment to compliance and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Covered Officers Should Ethically Handle Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interests interfere with, or appear to interfere with, the interests of the Fund. This Code recognizes that the Covered Officers are subject to certain conflicts of interest inherent in the operation of the Fund. This Code also recognizes that certain laws and regulations applicable to, and certain policies and procedures adopted by, the Fund govern the Covered Officers’ conduct in connection with many of the conflict of interest situations that arise in connection with the operations of the Fund, including:

•	the Investment Company Act of 1940 and the rules and regulations promulgated thereunder by the SEC (the “1940 Act”); and

•	the Code of Ethics adopted by the Fund pursuant to Rule 17j-1(c) under the 1940 Act (the “1940 Act Code of Ethics”).

The provisions of the 1940 Act and the 1940 Act Code of Ethics are referred to herein collectively as the “1940 Act Conflict Rules.”

This Code is different from, and is intended to supplement, the 1940 Act Conflict Rules. Accordingly, a violation of the 1940 Act Conflict Rules by a Covered Officer is hereby deemed not to be a violation of this Code, unless and until the Independent Directors shall determine that any such violation of the 1940 Act Conflict Rules is also a violation of this Code.

Certain conflicts of interest are covered by this Code, even if such conflicts of interest are not subject to the provisions of the 1940 Act. The following list provides examples of conflicts of interest under this Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Fund.

Each Covered Officer must:

•

not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

•	not cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund; and

•

not use material nonpublic knowledge of portfolio or other transactions made or contemplated by the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

There are some conflict of interest situations that may be discussed with counsel if material. Examples of these include:

•	service as a director on the board of any public or private company in which the Fund may invest or with which the Fund has a material business relationship;

•	the receipt of any non-nominal gifts;

•

the receipt of any entertainment from any company with which the Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	any ownership interest in, or any consulting or employment relationship with, any of the Trust’s service providers; and

•

a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions, for selling or repurchasing the Trusts shares, or for borrowing money, other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

If a Covered Officer is in doubt as to the application or interpretation of this Code, he or she should consult with, and make full disclosure of all relevant facts and circumstances to, the Chief Compliance Officer (“CCO”).

III.	Disclosure and Compliance

•	Each Covered Officer should become familiar with the disclosure requirements generally applicable to the Fund.

•

Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Trusts stockholders and auditors, governmental regulators, and self-regulatory organizations.

•

Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Fund with the goal of promoting full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in the reports and documents the Fund files with or submits to the SEC and in other public communications made by the Fund.

•	It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by this policy and applicable laws, rules and regulations.

IV.	Reporting and Accountability

Each Covered Officer must:

•

upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that the Covered Officer has received, read, and understands this Code (See Exhibit A);

•	annually thereafter affirm to the Board that the Covered Officer has complied with the requirements of this Code (See Exhibit A);

•	not retaliate against any other Covered Officer or any employee of the Fund or their affiliated persons for reports of potential violations that are made in good faith; and

•	notify the CCO promptly if the Covered Officer knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The CCO is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by the Covered Officer will be considered by the Board.

The Fund will follow these procedures in investigating and enforcing this Code:

•	The CCO will take all appropriate action to investigate any potential violations reported to the CCO.

•	If, after such investigation, the CCO believes that no violation has occurred, the CCO is not required to take any further action.

•	Any matter that the CCO believes, after investigation, is a violation, will be reported to the Independent Directors.

•

If the Independent Directors determine that a violation has occurred, it will consider appropriate action, which may include appropriate disciplinary action and preventative action; review of and appropriate modifications to applicable policies and procedures; or a recommendation to dismiss the Covered Officer.

•	The Independent Directors will be responsible for granting waivers, as appropriate.

•	Any changes to, or waivers of, this Code will, to the extent required, be disclosed as provided by SEC rules.

V.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. The 1940 Act Conflict Rules are separate requirements applying to the Covered Officers and others and are not part of this Code.

VI.	Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of Independent Directors.

VII.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and its counsel.

VIII.	Internal Use

This Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

Adopted On: July 10, 2018

EXHIBIT A

AFFIRMATIONS

The following affirmations shall be provided by the Covered Officers upon adoption of this Code:

I,                                                      , Chief Executive Officer [and Chief Financial Officer] of the Fund, hereby affirm to the Board of Trustees that I have received, read and understand the Trusts Code of Ethics for Principal Executive and Senior Financial Officers.

[I,                                                      , Chief Financial Officer of the Fund, hereby affirm to the Board of Trustees that I have received, read and understand the Trusts Code of Ethics for Principal Executive and Senior Financial Officers.]

I,                                                      , Chief Executive Officer [and Chief Financial Officer] of the Fund, hereby affirm to the Board of Trustees that I have complied with the requirements of the Trusts Code of Ethics for Principal Executive and Senior Financial Officers.

[I,                                                      , Chief Financial Officer of the Fund, hereby affirm to the Board of Trustees that I have complied with the requirements of the Trusts Code of Ethics for Principal Executive and Senior Financial Officers.]

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